Exhibit 4.(a).2(iii)

English Translation

SERVICE CONTRACT

In Santiago, Chile, on March 27, 2012, between CORPBANCA a banking corporation, tax identification number 97,023,000-9, represented by Mr. FERNANDO MASSU TARE, national identification number 6,867,306-2 both domiciled in the city of Santiago, Rosario Norte Street number 660, commune of Las Condes, hereinafter “the Bank”, on one part, and on the other part Mr. ALVARO SAIEH BENDECK, national identification number 5,911,895-1, domiciled in the commune and city of Santiago, Rosario Norte Street number 660, floor 22, commune of Las Condes, acting on his own account and on behalf of Corp Group Holding Inversiones Limitada, hereinafter “the Service Provider”, who hereby enter into the following service contract:

FIRST: Background.

(A)	CORPBANCA is a banking corporation governed by the Banking Act and subject to the scrutiny of the Superintendencia de Bancos e Instituciones Financieras.

(B)	The “Service Provider” has broad experience in the Chilean and offshore financial market and in strategic planning related to banking operations.

(C)

This contract is a related party transaction under the provisions of Articles 146 and subsequent of Ley 18,046 and as provided by Article 50 bis of such legal body, the conditions of this contract were approved by the Directors-Audit Committee and by the board of the “Bank” in meetings respectively dated March 22, 2012 and March 27, 2012.

SECOND: Purpose of the contract and hired services.

By means of this contract, CORPBANCA hires the professional services of the “Service Provider” to receive advice in all matters related to:

i)	Strategic planning and definitions;

ii)	Advisory services in new businesses, including acquisitions in Chile or abroad; and

iii)	Advisory services in management controls.

The recipients of the services will be the following:

i)	With regard to strategic planning, the office of the CEO and the Board through its President;

ii)	With regard to advisory services in new businesses, the recipient will depend on the business segment or subsidiary involved.

iii)	With regard to advisory services in management controls, they shall also be received across the whole organization, interacting with the Controller.

The “Service Provider” shall prepare the documentation and information that support the advisory services, which shall be privileged and confidential, provided that it will be available to the President of the Directors-Audit committee.

The services may be rendered by the “Service Provider” in its offices in Santiago, Chile, or remotely from another place within the country or abroad. To that effect, it may use all kinds of technological means such as video conference, phone and electronic mail, among others. The “Service Provider” may as well render the services in the offices of the “Bank” in the opportunities the parties mutually consider more convenient.

THIRD: Price of the Services.

The “Bank” shall pay an amount equivalent to 1,250 Unidades de Fomento on a monthly basis, for services rendered the prior month, within 15 calendar days from the receipt and acceptance of the respective invoice, at the value of the Unidad de Fomento in force on the date of the issuance of the receipt or invoice.

The services rendered pursuant to this contract are activities governed by number 5 of Article 20 of the Chilean Income Tax Act and, consequently, are not charged with Value Added Tax.

Starting from January 1, 2015, food, transportation and lodging expenses of the Service Provider´s personnel that is rendering services in a place other than its own offices at the request of the “Bank” shall be borne by the latter. Such expenses shall be paid directly by the “Bank”, or reimbursed to the “Service Provider” if already paid by the latter, in which case such reimbursement shall be done in no more than 30 days from that date it is requested by the “Service Provider” in writing, providing documented accounts of the respective expenses. In this regard, and without limitation to the generality of the foregoing, the parties hereby agree that the executives of the “Service Provider” may travel in a private aircraft when rendering services subject to this contract whose expenses shall be paid directly by the “Bank” to the national or foreign company in charge of providing such transportation services up to the yearly amount of USD$140,000.00 (one hundred and forty thousand dollars of the United States of America).

FOURTH: Effectiveness and term.

This contract shall be effective as of this date, shall last one year and will be renewable for one-year periods, prior ratification by the Directors-Audit Committee.

Notwithstanding the above, starting on January 1, 2015, this contract shall last for 10 (ten) years from such date. Upon the expiration of such term, the “Service Provider” and the “Bank” shall each have the option of renewing the contract for 5 (five) additional years. The party that wishes to exercise its renewal option shall provide notice to the other party no later than 30 (thirty) days prior to the expiration of the 10 (ten) year term, in which case the other party shall be bound to accept such renewal. Should Mr. Álvaro Saieh Bendeck pass away before January 1, 2020, this contract shall remain in force until the fifth anniversary from January 1, 2020 without any chance of renewal. Should he pass away on or after January 1, 2020, this contract shall be automatically terminated.

FIFTH: Exclusividad.

The services rendered pursuant to this contract shall not be exclusive for the “Bank”. The services rendered pursuant to this contract shall be exclusive for the “Service Provider” in relation to banks that are a relevant competition for Corpbanca.

SIXTH: Contracting.

The parties expressly declare that, even though they are hiring the services of Corp Group Holding Inversiones Limitada, in rendering the services by the latter, the opinion of Mr. Álvaro Saieh Bendeck shall be evidenced and prevail.

SEVENTH: Confidentiality.

The parties commit to keep all information, matters, and documentation provided and accessed by occasion of the rendering of services confidential.

“Confidential Information” will be any oral or written information disclosed to the other party by reason of this contract, and specifically but without limitation, the data contained in documents, forms, annexes, data bases, and any other information, activity and commercial plan, whether past, present or future, of which such gains knowledge by reason of this contract and has not been publicly disclosed.

The “Service Provider” shall keep the Confidential Information confidential and shall not use it for any purpose other than rendering the services matter of this contract.

The terms and conditions of this clause shall remain in force and effect even after the termination of this contract for any cause.

EIGHT: Domicile.

For all legal purposes, the appearing parties set domicile in the city and commune of Santiago and submit to the jurisdiction of its Ordinary Courts.

NINTH: No Assignment.

The parties declare and acknowledge that this contract is executed in consideration of the experience and reputation of the “Service Provider”. Consequently, the latter may not assign, transfer or convey, totally or partially, the rights and obligations arising out of this contract. The breach of the provisions of this section by the “Service Provider” is a material breach of its obligations and shall trigger the immediate termination of this contract without need of judicial declaration or prior notice, being the “Service Provider” liable for any damages his actions may have caused to the “Bank”.

TENTH: Authority.

The authority of Mr. Fernando Massú Tare to represent CORPBANCA is evidenced in the public deed dated February 16, 2012, granted before the Notary of Santiago Mr. José Musalem Saffie.

The authority of Mr. Álvaro Saieh Bendeck to represent Corp Group Holding Inversiones Limitada is evidenced in the public deed dated July 12, 2010, granted before the Notary of Santiago Mr. José Musalem Saffie.

[Illegible signature for Mr. Fernando Massú Taré]

[Illegible signature for Mr. Álvaro Saieh Bendeck]